Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Investor Relations
(713) 726-5376
IR@flotekind.com

Flotek Industries Announces Third Quarter Financial and Operating Results and Conference Call Information

HOUSTON, November 6, 2013 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) today announced results for the three and nine months ended September 30, 2013.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended September 30, 2013 was $98.4 million compared to $78.6 million for the three months ended September 30, 2012. Revenue in the third quarter increased $19.8 million when compared to the same period in the previous year.

For the three months ended September 30, 2013, the Company reported net income of $9.0 million, or $0.16 per common share (fully diluted), compared to a net income of $9.8 million, or $0.19 per common share (fully diluted) for the same period in 2012.

As previously noted, the severe rains and associated flooding in Colorado in September had a meaningful impact on the Company’s chemical sales in the Denver-Julesburg Basin (“D-J Basin”) during the second-half of the month. After a complete review of all business, delayed orders and anticipated commercial activity, weather impacted the Company’s commercial sales by more than $3 million, a large part of which would have been comprised of CnF® sales.

“Notwithstanding the impacts of the tragic and devastating flooding in Colorado, we are pleased that our third quarter results show continued growth in our core business and provide a glimpse of things to come in the fourth quarter and into 2014,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer. “We continue to make marked strides through our chemistry marketing efforts which are beginning to fuel future revenue and profit growth. Moreover, the acquisition of Florida Chemical is already providing both marketing and production synergies that should lead to meaningful revenue and profit growth in the quarters ahead.”

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA (a non-GAAP measure of financial performance), for the three months ended September 30, 2013 was $ 19.2 million compared to $ 17.5 million for the three months ended September 30, 2012.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 6, 2013

Stock compensation expense for the three months ended September 30, 2013 totaled $2.9 million compared to $3.7 million for the year-ago period. For the third quarter, 2013, non-cash stock compensation represented approximately 15% of total selling and administrative expense. A presentation of stock-based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

A complete review and discussion of the Company’s results for the three- and nine-months ended September 30, 2013 can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Operations Update

Revenue for the three months ended September 30, 2013 was $98.4 million compared to $78.6 million for the three months ended September 30, 2013. Revenue for the third quarter and year to date periods ended September 30, 2013 increased $19.8 million, or 25.1%, and $34.1 million, or 14.4%, respectively, relative to the comparable periods of 2012. The increase in revenue for both periods was primarily due to the acquisition of Florida Chemical on May 10, 2013, contributing incremental revenue of $18.6 million during the quarter and $33.1 million for the nine month period.

Excluding the impact of the acquisition, revenue for the quarter ended September 30, 2013 increased by $1.2 million or 1.5% to $79.8 million. Excluding the impact of the acquisition, year to date revenue increased $1.0 million or 0.4% when compared with the year to date 2012 revenue while total average North American drilling activity decreased by 8.8%.

Consolidated margins for the three-months ended September 30, 2013 were 38.1% compared to 43.0% in the same period in 2012. The decline in gross margin percentage was primarily attributable to portfolio mix resulting from the inclusion of Florida Chemical in 2013 results and proportionately higher sales of nonproprietary products in the Energy Chemical Technologies segment, partially offset by supply chain benefits from the Florida Chemical acquisition and proportionately higher sales of technology tools in the Drilling Technologies segment.

Revenues in the Energy Chemical Technologies segment for the three-months ended September 30, 2013 were $51.7 million compared to revenues of $44.2 million for the three-months ended September 30, 2012. Energy Chemical Technologies revenue for the quarter ended September 30, 2013 increased $7.5 million, or 16.9%, relative to the comparable period of 2012.

Excluding the incremental revenue impact of the Florida Chemical acquisition of $3.3 million, revenue increased $4.2 million or 9.4% for the quarter ended September 30, 2013 compared to the same period of 2012. Increased sales of stimulation chemical additives accounted for the majority of the revenue increase for the quarter ended September 30, 2013 relative to the comparable period of 2012.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 6, 2013

Energy Chemical Technologies segment gross margins were 42.3% for the three-months ended September 30, 2013, a decline from 47.0% posted in the same period in 2012. The decline in gross margin percentage for the three months ended September 30, 2013 was primarily attributable to product portfolio mix resulting from proportionately higher sales of nonproprietary products partially offset by the supply chain benefits of the Florida Chemical acquisition.

During the third quarter Flotek accelerated commercialization of the Company’s next generation CnF® chemistry, commonly referred to as CnF 2.0. The next generation product was pumped for three unique clients in the Eagle Ford Shale, the Permian Basin and the D-J Basin. The Company currently has additional commercial validation pilots underway for two clients in the Eagle Ford.

“We are very pleased with the continued adoption of CnF® as a key chemistry in fracture stimulation projects across multiple plays, including the Eagle Ford, Utica, Bakken and Woodford Shales and in projects in the D-J and Permian Basins as well as a unique project in Indiana,” added Chisholm. “The ubiquitous acceptance of our completion chemistries is both a testament to our marketing efforts as well as the growing belief in the efficacy of our advanced technology. After significant effort and validation work on the part of a plethora of exploration companies and service firms, we are encouraged that our market penetration is beginning to accelerate.”

The Company also continues to gain traction in the marketing and commercialization of terpene-based solvents to replace Xylene, a known environmental contaminant, in the drilling, completion and production of oil and natural gas.

Flotek’s Enhanced Oil Recovery efforts continue to grow as well. During the quarter the Company began work on several Texas and Louisiana remediation projects that should significantly increase the profile of Flotek’s EOR expertise. The Company is in the final stages of completing due diligence and definitive agreement negotiations on its previously announced intent to acquire Eclipse IOR Services, LLC. While there is no guarantee the transaction will close absent a definitive agreement, the Company hopes to complete the process in the coming weeks.

The Company continues the process of integrating the Florida Chemical assets and intellectual capital with the Flotek team which has and should continue to provide new research opportunities and operating efficiencies. In addition, Flotek’s Marlow, Oklahoma facility debuted its new 20,000 sq. ft. warehouse and truck scales in the quarter, furthering the Company’s bulk delivery and efficiency efforts.

“We are encouraged by the overall progress in the chemistry segment in the quarter,” concluded Chisholm. “We have come a long way on this journey; in the third quarter of 2009 – the beginning of our mission to transform Flotek – our chemistry revenues were just $11 million. Today, just four years later – a result of a complete makeover of our culture and sales and operating processes – we posted a nearly five-fold increase in revenue. More important, our efforts to expand our reach, both in traditional chemical technologies as well as EOR, leave us well positioned to accelerate growth in the coming quarters.”

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 6, 2013

Consumer and Industrial Chemical Technologies (“CICT”) revenue for the quarter ended September 30, 2013 totaled $15.3 million. Revenue for the third quarter and year to date periods ended September 30, 2013 is incremental to the Company for both the periods as the segment is a new segment acquired during the second quarter of 2013.

CICT revenue is primarily driven by demand for d-limonene (a citrus terpene derived from the processing of raw citrus oils) and other bio-based chemistries offered by the Company globally to a multitude of industries as well as from citrus isolates produced for the flavor and fragrance industry. Revenue results are subject to market seasonality and availability of raw materials.

CICT gross margin for the third quarter ended September 30, 2013 was $3.6 million, or 23.5% of revenues. The primary drivers of the margin for the CICT segment are demand for the Company’s bio-based chemistries and the high value flavor and fragrance isolates. The general direction of the citrus oil markets and seasonality of flavor compounds can also impact margin results.

Drilling Technologies revenue for the three months ended September 30, 2013 totaled $27.6 million. Drilling Technologies revenue for the quarter and year to date periods ended September 30, 2013 decreased $2.9 million or 9.4% and $2.9 million or 3.3% respectively, relative to the same periods in 2012.

While revenues experienced incremental decline, Drilling Technologies gross margin increased to 39.3%, up from 37.0% compared to the same period in 2012. The rental mix change from lower margin motor rentals to higher margin Teledrift and other drilling tools helped to increase the overall gross margin percentages.

During the quarter, Flotek relocated its Mid-Continent operations to a new, advanced technology headquarters in Oklahoma City which should provide for further efficiencies in operations, including the ability to service our downhole motors closer to market. The new facility also allows us to consolidate Teledrift and other drilling technologies, providing more efficient sales and marketing efforts.

The Company’s Measurement While Drilling (“MWD”) service continues to grow in both domestic and international markets with the Permian Basin continuing to provide robust opportunities. In addition, international markets in the Middle East and South America continue to fuel non-North American growth.

“Our Drilling Technologies business continues to evolve to higher-margin, value added products and services,” added Chisholm. “Not only is Teledrift continuing to provide growth opportunities, our Stemulator™ product line is beginning its commercial roll out. While Stemulator™ rentals in the third quarter were less than $100,000, October rentals were nearly $300,000 with acceleration expected to continue for the balance of the year.”

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 6, 2013

Revenue for the Artificial Lift Technologies segment for the quarter ended September 30, 2013 was $3.9 million compared to $4.0 million for the period ending September 30, 2012. Declining international valve sales following a 2012 contract were offset by increased pump equipment sales domestically. For the nine months ended September 30, 2013 revenue increased by $2.9 million, or 31.6%, relative to the same period in 2012 as sales of pumps and pump equipment have increased due to rebounds in the gas workover drilling market, additional installs in 2013, and diversification into more oil related equipment sales in the Bakken region, including the marketing of new pumping units as alternatives to traditional pumpjack systems.

SG&A for the quarter ended September 30, 2013 increased by $2.4 million, or 13.8% compared to the same period of 2012. Excluding the incremental SG&A costs of the Florida Chemical business acquired, SG&A costs increased $0.2 million, or 1.2% compared to the same period of 2012. SG&A costs as a percentage of revenue declined from 21.8% to 19.9% in the three months ended September 30, 2013 versus the same period of 2012 as revenues grew significantly faster than SG&A costs.

“The decline in SG&A costs as a percentage of revenue is an important indication that we continue to focus on internal infrastructure growth that supports growth in our commercial enterprise,” said Chisholm. “While we will add infrastructure and talent to take advantage of future opportunities, we are acutely focused on profitable growth as we head to the finish line of 2013 and begin planning for the new year ahead.”

Financial Metrics

Depreciation and amortization expense for the quarter and year to date periods ended September 30, 2013 increased by $0.9 million or 74.2%, and $2.1 million or 65.2% relative to comparable periods of 2012, respectively. This increase for the quarter ($0.8 million) and year to date ($1.4 million) periods was primarily attributable to incremental depreciation and amortization of assets recognized as part of the acquisition of Florida Chemical.

Interest and other expense for the quarter and year to date periods ended September 30, 2013 decreased by $1.4 million, or 74.5%, and $5.2 million, or 79.2% relative to comparable periods of 2012, respectively. The decline in interest expense was primarily due to the repayment of the Company’s convertible notes of $50.3 million at the end of the fourth quarter of 2012 and $5.2 million during the first quarter of 2013.

The Company recorded an income tax provision of $5.6 million for the quarter ended September 30, 2013, yielding an effective tax rate of 38.6%, compared to an income tax provision of $2.9 million for the quarter ended September 30, 2012, yielding an effective tax rate of 23.1%. The income tax provision was $14.6 million yielding an effective tax rate of 36.7% for the nine months ended September 30, 2013, compared to an income tax provision of $10.0 million reflecting an effective tax rate of 27.3% for the comparable period in 2012. Fluctuations in effective tax rates were historically impacted by non-cash changes in the fair value of the Company’s warrant liability, permanent tax differences with no associated income tax impact, and existing deferred tax asset valuation allowances.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 6, 2013

Project Updates

In May, Flotek announced its intent to form a joint venture with an affiliate of Gulf Energy, an Omani integrated oilfield services concern to develop a chemical production and research effort in the Sultanate of Oman to serve the Middle East and North Africa.

The Company is in the final stages of creating the legal joint venture entities and finalizing the Definitive Agreement between the parties with an announcement expected imminently. Upon creation of the joint venture entities, Flotek expects to move forward with logistical planning in the coming weeks and development plans that should accelerate in early 2014.

The Company has continued to focus on the development of infrastructure to support its growing portfolio of oilfield technology. That said, the Company has managed to continue to develop infrastructure more efficiently than expected, spending approximately $10 million of its $19 million capital budget through the end of the third quarter, less than the $15 million spent in the same period a year ago. To date, projects include completion of production, storage and transportation enhancements to the Company’s primary chemistry production facility in Marlow, Oklahoma; the construction and development of a state-of-the art technology facility for Teledrift, Cavo motors and Flotek’s other drilling technologies in Moore, Oklahoma; the construction of a new facility to house the Company’s expanding operations in North Dakota’s Williston Basin; expansion of Florida Chemical’s storage capacity in Waller, Texas; the development of expanded laboratory facilities in the Woodlands to support the combination of Flotek and Florida Chemical’s advanced chemistry research; production of new Stemulator™ tools; and capital for expansions to meet growth in Commercial and Industrial Chemistry Technologies facilities in Florida and in Enhanced Oil Recovery infrastructure.

The Company is also experiencing the benefits of a fully-functional accounting and reporting (Enterprise Resource Planning, or “ERP”) system. The enhancements, initiated in 2012, provide for better reporting, accounting and planning resources, creating significant enterprise-wide efficiencies.

“While these results are a report of what we have done in the past, we are singularly focused on what the future holds for Flotek,” concluded Chisholm. “We have worked hard to position our Company for future success, and we must continue to execute with a focus on creating shareholder value, in the fourth quarter and into 2014.”

Early Fourth Quarter Results

Preliminary revenue results for October suggest Flotek’s market penetration momentum continues. Early, unaudited results estimate October sales were in excess of $35.5 million. A recovery in chemistry sales to Colorado as well as continued strength in CnF® sales were key contributors during the month.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 6, 2013

“While we are pleased with the early October returns, we will continue to be relentless in our quest to make Flotek the leading brand in oilfield chemistry and transformational technologies,” concluded Chisholm. “We also know the balance of the fourth quarter can pose challenges, including the holidays and weather, which can impact the timing of orders and revenue in late November and December. However, we are confident in the team we have in place and our efforts toward continuing our mission to improve drilling, completion and production results through our value-added technologies.”

Conference Call Details

Flotek will host a conference call on Thursday, November 7, 2013 at 7:30 a.m. Central Standard Time to discuss its operating results for the three months ended September 30, 2013.

To participate in the call, participants should dial 1-800-695-1004 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

New Reporting Segment Adjustments

On May 10, 2013, the Company acquired Florida Chemical Company, the world’s largest processor of citrus oils and a pioneer in solvent, chemical synthesis, and flavor and fragrance applications from citrus oils. Florida Chemical has been an innovator in creating high performance, bio-based products for a variety of industries, including applications in the oil and gas industry.

The Company announced it has adjusted its business segment reporting to reflect the acquisition of Florida Chemical and more precisely describe the Company’s existing business. Flotek has four reportable segments: Energy Chemical Technologies (formerly known as “Chemical Technologies,”), Consumer and Industrial Chemical Technologies (formerly known as “Non-Energy Chemical Technologies,”), Drilling Technologies and Artificial Lift Technologies.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 6, 2013

condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to successfully integrate the acquired operations of Florida Chemical, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

SOURCE Flotek Industries, Inc.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	November 6, 2013

	Three Months Ended September 30,
	2013	2012
	(in thousands, except per share data)
GAAP Net Income and Reconciliation to EBITDA (Non-GAAP)
Net Income (GAAP)	$8,968	$9,806
Interest Expense	530	1,830
Income Tax Expense	5,648	2,940
Depreciation and Amortization	4,025	2,967

EBITDA (Non-GAAP)	$19,171	$17,543

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$2,877	$3,693
Less income tax effect	(1,007)	(1,292)

Stock Compensation Expense, net of tax	$1,870	$2,400

Weighted Average Shares Outstanding (Fully Diluted)	55,317	53,478

Stock Compensation Expense Per Share (Fully Diluted)	$0.03	$0.04